Exhibit 99.1

Thank you very much Paul.

Thank you everyone for joining us today in person.

For the past 2 years, I have described these as unprecedented times that have severely impacted our timelines for the sale of the Company and/or the liquidation of its assets. We continue to face interruptions from variants of Covid-19, environmental concerns, rampant inflation, supply chain disruptions and escalating interest rates that combine to create a perfect storm.  However, despite these factors and the headwinds they reflect, the Company remains on track to position the Company’s properties for sale at enhanced values, distribute net proceeds and dissolve.

Despite the negative environment, our Net Asset Value reported in the quarter ended June 30, 2022 was $15.50 per share, representing $0.33 per share increase from the value per share reported for the year ending December 31, 2020.

Before going further, I sincerely want to thank our team for the relentless focus on the mission of maximizing NAV and the future distributions to shareholders.  Our Board, who continue to advance the Company’s interests while deferring their well-earned directors fees,  our employees all of whom realize that the Company will be sold or liquidated in, we hope, the near future, and our team of experts at Cameron Engineering along with our lead land use attorney, Tim Shea, for  their constant attention and diligent efforts toward our goal of receiving entitlements as expeditiously as possible. In this effort we continued to benefit from the support of the community of Saint James/ Smithtown towards a common goal – approval of our subdivision plan and the sewage treatment plant which will provide significant economic and environmental benefits to the community.

Broadway legend Stephen Sondheim stated, “Everything depends on execution, having just a vision is no solution”.  Today, we will discuss execution as evidenced by the various achievements and milestones and the roadmap toward final distributions.

First, let’s summarize  the ground we covered since we last met and discuss the path toward securing entitlements, selling the Company and/or selling our properties and making final distributions to our shareholders: (Pause)

Over the last 6 years, we have worked alongside the Town of Cortlandt to establish a Medical Oriented District in which our property would receive a subdivision approval.  Our application for entitlements reflects a base plan comprising 184,600 square feet of medical and 4,000 square feet of retail but supplemented with an alternative plan containing 83,500 square feet of medical, 1,500 square feet of retail and approximately 160 residential units.  In January 2022, the Town of Cortlandt accepted the Final Environmental Impact Statement or FEIS for public review.  We anticipate the FEIS will be accepted by the Town Board in the fourth quarter of 2022 with the conclusion of the State Environmental Quality Review - with the town adopting the Medical Oriented District.  Following such actions, we anticipate subdivision and conceptual site plan approval in the first quarter of 2023 which will position the Cortlandt Manor property to be sold at post entitled values.

Moving on to Smithtown, where we achieved certain long-awaited milestones.

In May 2018, the Planning Department of the Town of Smithtown issued a SEQRA Positive Declaration on our subdivision application. The FEIS was accepted by the Town Planning Board on March 10, 2021 and The Town of Smithtown issued a Findings Statement.  On March 30, 2022, the Smithtown Planning Board voted unanimously to adopt the Findings Statement by resolution and granted preliminary approval of the subdivision.  We are now pursuing final technical approvals which we anticipate will be received in late 2022 or early 2023.

On April 26, 2022 certain parties commenced an Article 78 proceeding seeking to annul the Planning Board’s findings statement and preliminary approval of the subdivision plan.  Gyrodyne and the Town of Smithtown filed motions to dismiss the Article 78. All papers submitted in the Article 78 proceeding are available for you to see on our website. The Company and the Town of Smithtown are vigorously defending the Planning Board’s determinations.  The Article 78 proceeding could take two years or more to run its course. However, the Company remains confident that securing final subdivision approval and consummating the sale of the Flowerfield properties will culminate by year-end 2024.

We are fortunate to have Joe Classen of Robinson & Cole and Tim Shea helping us to aggressively defend our entitlements granted by   Smithtown. Mr. Classen is no stranger to Gyrodyne; he was the one who won a $167.5 million condemnation award for the Gyrodyne Company of America on top of the original payment from the State of NY of $26,315,000.  This award resulted in total distributions to our shareholders at the time of approximately $125,000,000 or 2.4 times the market cap when I first joined Gyrodyne (at the end of 2009).  We are confident that Mr. Classen and Mr. Shea will successfully defend our entitlements which will allow us to close on sales of our Flowerfield properties at post entitled values.

…which is a good segue to our financial Update

We continue to believe that our policy of upgrading our tenant base will help us withstand the current challenges and increase the NAV of the Company. The investments we made over the last few years have resulted in approximately 59% of our projected 2022 leasing revenue coming from leases with New York State, Stony Brook University Hospital and its affiliates, and New York Presbyterian Hudson Valley Medical Center, along with various health care providers. The revenue and collections under those leases continue uninterrupted. The balance of our annual leasing revenue comes from small businesses and not-for-profit corporations, with the total projected rental revenue for 2022 of approximately $ 3 million an increase of approximately $350,000 or 13% from total rental receipts in 2021.

We continue to actively work with our tenants to manage and mitigate the impact of COVID-19 on them to improve the NAV of the Company.  These investments have clearly paid off as we have been able to largely mitigate bad debt stemming from the quarantine.

The COVID-19 public health crisis has also adversely impacted the timing of our efforts to secure entitlements and the sale of our real estate. State and local governments continue to prioritize COVID-19 crisis management and, to the extent possible, re-allocating resources, and we anticipate this will continue to adversely impact the timeline of securing entitlements and technical approvals.

Let’s move on to the current estimate of the Company’s NAV.

Our second quarter 10-Q reflects an estimated liquidating value of $15.50 per share, a $.33 per share increase from $15.17 per share reported for the year ended December 31, 2020.  The major factor behind the increase was the increase in real estate value of $3.99 million, largely offset by an increase in the estimated costs to complete the liquidation of $3.5 million (net of receipts). The increase in costs is largely comprised of the costs to extend the timeline to 2024 inclusive of estimated litigation costs to defend our entitlements under the Article 78 proceeding.

Moving on to our credit facilities.  During 2021, our Flowerfield credit lines were converted to permanent loans with outstanding balances of $2.2 million and $3 million at a fixed interest rate of 3.85%.  In addition, we closed on a new $4.95 million term loan at an adjustable interest rate currently of 3.75%, a portion of the proceeds of which was used to pay off the Cortlandt Manor debt facility of which $1,050,000 was outstanding.

Let us now discuss our sales and marketing efforts.

Our entitlement applications continue to generate interest among potential buyers, despite the interruptions from variants of Covid-19, energy and environmental concerns, inflation, supply chain disruptions and escalating interest rates, and we will of course make prompt public disclosure of any definitive agreements we may reach.

Our broker is actively soliciting and educating potential buyers on the entitlements being pursued in both Cortlandt Manor and Flowerfield. We believe the marketing campaign will reduce the time necessary to negotiate and close on all property sales following the anticipated receipt of the entitlements and resolution of the Article 78 proceeding.

In summary, although there can’t be assurances and the process is largely in the hands of local officials over whom we no control, we anticipate the receipt of entitlements for both properties in 2022 or early 2023 and the resolution of the Article 78 proceeding no later than the second half of 2024.  We are pursuing our marketing efforts to ensure we enter into sales agreements at post entitled values.  As you digest the financial information presented, please remember that the real estate values previously discussed reflect the values during a pandemic.  The extent to which those values recover supplemented by the additional value from receiving entitlements is yet to be determined and largely dependent on the success of the post pandemic economic recovery, the details of which are uncertain. That said, management and the Board believe there is substantial upside on the value of the real estate and the resulting NAV that will stem from the resolution of these factors.

Last March, we informed you that the timeline to achieve entitlements had to be extended to the end of 2024 mainly because of the delays in approvals.  We are doing everything possible to expedite the process. That said, the timing for achieving entitlements is ultimately under the control of the local municipalities.

Finally, while we still believe that pursuit of entitlements and subsequent sales of individual properties or subdivisions will maximize distributions to shareholders, we remain open to offers for the properties in their current entitlement status, or for the Company itself. Above all, we are committed to maximizing future liquidating distributions in a timely manner under our business plan of liquidation.

I thank you very much for your confidence and continuing support.